Exhibit 99.1

Contact: Trans World Entertainment Edwin Sapienza Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle

Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER RESULTS

Albany, NY, December 12, 2018-- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its third quarter and thirty nine weeks ended November 3, 2018.

“For the fye segment, the steps we’ve taken, including changes in our merchandise assortment and presentation, to counter declining mall traffic and the ongoing declines in physical media are beginning to generate a positive response from our customers as we delivered a comparable store sales increase of 3.8% for the quarter,” commented Mike Feurer, Company CEO. “For etailz, sales increased 8% and represented 48% of our total revenue for the quarter, as compared to 44% for the same period last year. Our positive top line growth was offset by lower gross margins for both segments and higher SG&A expenses in the etailz segment. Although meaningful headwinds will continue, we have made real progress in our efforts to differentiate our position in this challenging retail environment,” continued Mr. Feurer.

Third Quarter Overview - Consolidated

•	Total revenue decreased 1.1% to $92.0 million compared to $93.0 million in the third quarter of fiscal 2017.

•	Net loss was $14.1 million, or $0.39 per share, for the 13 weeks ended November 3, 2018, compared to a net loss of $8.1 million, or $0.22 per share, for the same period last year.

•	Loss from operations was $13.8 million compared to an operating loss of $8.1 million for the third quarter of fiscal 2017.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $10.7 million compared to a loss of $3.6 million for the third quarter of fiscal 2017 (see note 1).

•	Cash, cash equivalents and restricted cash as of November 3, 2018 was $14.6 million, compared to $16.2 million as of October 28, 2017.

•	Borrowings under the credit facility at the end of the third quarter were $27.4 million compared to $5.0 million at the end of the third quarter last year.

•	Inventory was $131.3 million at the end of third quarter of 2018 as compared to $144.8 million at the end of the third quarter of 2017.

Thirty-nine weeks ended November 3, 2018 Overview – Consolidated

•	Total revenue for the thirty-nine weeks ended November 3, 2018 decreased 2.2% to $290.8 million, compared to $297.4 million for the same period last year.

•	Net loss was $31.7 million, or $0.87 per share, for the thirty-nine weeks ended November 3, 2018, compared to a net loss of $10.1 million, or $0.28 per share, for the same period last year. During the thirty-nine weeks ended October 28, 2017, the Company recorded an $8.7 million, or $0.24 per diluted share, gain on insurance proceeds from Company owned life insurance policies on the former Chairman.

•	Loss from operations was $31.3 million compared to an operating loss of $18.7 million for the thirty-nine weeks ended October 28, 2017.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $21.5 million compared to a loss of $7.0 million for the thirty-nine weeks ended October 28, 2017 (see note 1).

Segment Highlights

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
($ in thousands)	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Total Revenue
fye	$47,865	$52,105	$152,473	$176,006
etailz	44,119	40,896	138,288	121,440
Total Company	$91,984	$93,001	$290,761	$297,446

Gross Profit
fye	$18,276	$21,347	$61,181	$73,342
etailz	9,110	10,234	30,066	29,714
Total Company	$27,386	$31,581	$91,247	$103,056

SG&A
fye	$26,620	$26,790	$79,212	$84,102
etailz	11,467	8,359	33,537	25,926
Total Company	$38,087	$35,149	$112,749	$110,028
Loss From Operations
fye	$(9,493)	$(7,858)	$(21,495)	$(17,703)
etailz	(4,261)	(253)	(9,808)	(966)
Total Company	$(13,754)	$(8,111)	$(31,303)	$(18,669)

Reconciliation of etailz Loss from Operations to etailz Adjusted (Loss) Income From Operations
etailz loss from operations	$(4,261)	$(253)	$(9,808)	$(966)
Acquisition related amortization expense	972	969	2,915	2,905
Acquisition related compensation expense, net of contingency benefit	750	1,118	2,991	1,708
etailz adjusted (loss) income from operations	$(2,539)	$1,834	$(3,902)	$3,647

Third Quarter Overview - etailz

•	Revenue for the third quarter was $44.1 million, a 7.9% increase as compared to the third quarter of 2017. etailz revenue contributed 48.0% of total consolidated revenue during the quarter as compared to 44.0% for the same period last year.

•	Gross profit for the third quarter was $9.1 million, or 20.6% of revenue, as compared to $10.2 million, or 25.0% of revenue, for the same period last year. The decrease in gross profit as a percentage of sales was due to increased warehousing and fulfillment fees.

•	Selling, general and administrative (“SG&A”) expenses, before acquisition related compensation expenses, for the third quarter were $11.5 million, or 26.0% of revenue, compared to $8.4 million, or 20.4% of revenue, for the same period last year. The increase in SG&A expenses was due to higher marketplace commissions and investments in product identification and sourcing, technology, and diversification. In addition, last year’s third quarter SG&A expenses were offset by income from a joint venture in the amount of $0.9 million.

•	etailz loss from operations was $4.3 million for the third quarter versus $0.3 million for the same period last year.

•	etailz adjusted loss from operations (a non-GAAP measure) was $2.5 million for the third quarter of fiscal 2018 compared to income of $1.8 million for the third quarter of fiscal 2017 (see note 1).

Thirty-nine weeks ended November 3, 2018 Overview – etailz

•	Revenue for the thirty-nine weeks ended November 3, 2018 was $138.3 million, a 13.9% increase as compared to the same period in fiscal 2017. etailz revenue contributed 47.6% of total consolidated
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revenue during the thirty-nine weeks ended November 3, 2018 as compared to 40.8% in the same period last year.

•	Total gross profit for the thirty-nine weeks ended November 3, 2018 was $30.1 million, or 21.7% of revenue, compared to $29.7 million, or 24.5% of revenue, for the same period last year.

•	SG&A expenses, before acquisition related compensation expenses, for the thirty-nine weeks ended November 3, 2018 were $33.5 million, or 24.3% of revenue, compared to $25.9 million, or 21.3% of revenue, for the same period last year. The increase in SG&A expenses was due to higher marketplace commissions and investments in product identification and sourcing, technology, and diversification. In addition, last year’s SG&A expenses for the thirty-nine weeks ended October 28, 2017 were offset by income from a joint venture in the amount of $1.0 million.

•	etailz adjusted loss from operations (a non-GAAP measure) was $3.9 million for the thirty-nine weeks ended November 3, 2018, compared to income of $3.6 million for the same period last year (see note 1).

Third Quarter Overview - fye

•	Revenue declined 8.1% for the fye segment. The decline in revenue resulted from a 15.3% decline in total stores in operation offset by a 3.8% increase in comparable store sales compared to the same quarter last year.

•	Gross profit for the third quarter was $18.3 million, or 38.2% of revenue, compared to $21.3 million, or 41.0% of revenue, for the same period last year.

•	SG&A expenses decreased $0.2 million, or 0.6%, for the third quarter to $26.6 million, or 55.6% of fye revenue, compared to $26.8 million, or 51.4% of fye revenue, for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to an increase in healthcare costs and corporate overhead expenses.

•	The fye segment recorded an operating loss of $9.5 million for the 13 weeks ended November 3, 2018, compared to an operating loss of $7.9 million for same period last year.

•	As of November 3, 2018, fye segment inventory was $76 per square foot, same level as last year.

Thirty-nine weeks ended November 3, 2018 Overview – fye

•	For the thirty-nine weeks ended November 3, 2018, revenue decreased 13.4% to $152.5 million, compared to $176.0 million for the same period last year.

•	Gross profit for the thirty-nine weeks ended November 3, 2018 was $61.2 million, or 40.1% of revenue, compared to $73.3 million, or 41.7% of revenue, for the same period last year.

•	For the thirty-nine weeks ended November 3, 2018, SG&A expenses decreased $4.9 million, or 5.8% to $79.2 million compared to $84.1 million in the comparable period last year. As a percentage of revenue, SG&A expenses were 52.0% versus 47.8% for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to the comparable stores sales decline of 4.3%.

•	The fye segment recorded an operating loss of $21.5 million for the thirty-nine weeks ended November 3, 2018, compared to an operating loss of $17.7 million for same period last year.

Trans World will host a teleconference call Wednesday, December 12, 2018, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

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TRANS WORLD ENTERTAINMENT CORPORATION

Condensed Consolidated Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	November 3,	% to	October 28,	% to	November 3,	% to	October 28,	% to
	2018	Revenue	2017	Revenue	2018	Revenue	2017	Revenue

Net sales	$90,877		$91,817		$287,148		$293,482
Other revenue	1,107		1,184		3,613		3,964
Total revenue	$91,984		$93,001		$290,761		$297,446

Cost of sales	64,598	70.2%	61,420	66.0%	199,514	68.6%	194,390	65.4%
Gross profit	27,386	29.8%	31,581	34.0%	91,247	31.4%	103,056	34.6%

Selling, general and administrative expenses	38,087	41.4%	35,149	37.8%	112,749	38.8%	110,028	37.0%
Acquisition related compensation expense, net of contingency benefit	750	0.8%	1,118	1.2%	2,991	1.0%	1,708	0.6%
Depreciation and amortization expenses	2,303	2.5%	3,425	3.7%	6,810	2.3%	9,989	3.4%
Loss from operations	(13,754)	-14.9%	(8,111)	-8.7%	(31,303)	-10.8%	(18,669)	-6.3%

Interest expense	277	0.3%	83	0.1%	444	0.2%	200	0.1%
Gain on insurance proceeds	—		(27)	0.0%	—		(8,733)	-2.9%
Other income	(43)	0.0%	(32)	0.0%	(171)	-0.1%	(91)	0.0%

Loss before income taxes	(13,988)	-15.2%	(8,135)	-8.7%	(31,576)	-10.9%	(10,045)	-3.4%
Income tax expense (benefit)	64	0.1%	(64)	-0.1%	136	0.0%	40	0.0%

Net loss	$(14,052)	-15.3%	$(8,071)	-8.7%	$(31,712)	-10.9%	$(10,085)	-3.4%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.39)		$(0.22)		$(0.87)		$(0.28)

Weighted average number of common shares outstanding - basic and diluted	36,296		36,190		36,272		36,181

SELECTED BALANCE SHEET CAPTIONS:					November 3,		October 28,
(in thousands, except store data)					2018		2017

Cash, cash equivalents, and restricted cash					$14,563		$16,158
Merchandise inventory					131,285		144,754
Fixed assets (net)					12,177		43,472
Accounts payable					42,272		45,378
Borrowings under line of credit					27,440		5,000
Stores in operation, end of period					227		268

Notes:

1.	Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense (benefit); (ii) gain on insurance proceeds; (iii) other income (iv) interest expense; (v) depreciation expense; (vi) acquisition related amortization expense; (vii) and acquisition related compensation expense, which includes retention bonuses, restricted stock, and contingency benefit adjustment. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

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	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	November 3,	October 28,	November 3,	October 28,
($ in thousands)	2018	2017	2018	2017

Net loss	$(14,052)	$(8,071)	$(31,712)	$(10,085)
Income tax expense (benefit)	64	(64)	136	40
Gain on insurance proceeds	—	(27)	—	(8,733)
Other income	(43)	(32)	(171)	(91)
Interest expense	277	83	444	200
Operating loss	(13,754)	(8,111)	(31,303)	(18,669)
Depreciation expense	1,331	2,456	3,895	7,084
Acquisition related amortization expense	972	969	2,915	2,905
Acquisition related compensation expense, net of contingency adjustment	750	1,118	2,991	1,708
Adjusted EBITDA	$(10,701)	$(3,568)	$(21,502)	$(6,972)

The Company believes that etailz adjusted income (loss) from operations, per the segment disclosure, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

Trans World Entertainment is a leading multi-channel retail, blending a 40-year history of entertainment retail experience with digital marketplace expertise. Our brands seamlessly connect customers with the most comprehensive selection of music, movies, and pop culture products on the channel of their choice. For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name fye, for your entertainment, and on the web at www.fye.com  and www.thirdspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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